EXHIBIT 23.1
------------

RAICH            90 Merrick Avenue      1375 Broadway       330 Fifth Avenue
ENDE MALTER      East Meadow, NY 11554  New York, NY 10018  Suite 1300
& CO. LLP        516.228.9000           212.944.4433        New York, NY 10001
                 516.228.9122 (fax)     212.944.5404 (fax)  212.686.2224
                 cpa@rem-co.com                             212.481.3274 (fax)
--------------------------------------------------------------------------------





                         CONSENT OF INDEPENDENT AUDITORS





We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2006, with respect to our audit of the financial statements of Northern Ethanol, Inc. (formerly, Beaconsfield I, Inc.) for the year ended December 31, 2005 and for the period from inception (November 29, 2004) through December 31, 2004.


/s/ Raich Ende Malter & Co. LLP

RAICH ENDE MALTER & CO. LLP
East Meadow, New York
September 26, 2006